[Form of Exhibit 5 Opinion]


                                      April 21, 1995



Joslyn Corporation
30 South Wacker Drive
Chicago, Illinois  60606

               Re:  Joslyn Corporation
                    125,000 Common Shares, par value $1.25
                    per share, together with 125,000 Common
                    Stock Purchase Rights associated therewith

Gentlemen:

    As Vice President, General Counsel and Secretary of Joslyn Corporation, an Illinois corporation (the "Company"), I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 125,000 Common Shares, par value $1.25 per share (the "Shares"), together with 125,000 Common Stock Purchase Rights associated therewith (the "Rights"), of the Company in connection with the Company's Non-Employee Director Stock Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement, dated as of February 10, 1988 and as amended through the date hereof (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent.

    I am familiar with the proceedings to date with respect to the proposed issuance and sale of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

    Based on the foregoing, I am of the opinion that:

    1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

















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    2.  The Shares will be legally issued, fully paid and non-assessable when
(i) the Registration Statement shall become effective under the Securities Act; (ii) the shareholders of the Company have approved the Plan in accordance with Section 2 thereof; and (iii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor in accordance with the terms of the Plan.

    3. The Rights associated with the Shares will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the Shares have been duly issued and paid for as set forth in paragraph 2.

    This opinion is limited to the laws of the State of Illinois and the laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares and the Rights.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,



                                        Wayne M. Koprowski